Calculation of Filing Fee Tables
S-8
Adeia Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	10,700,000	$ 32.57	$ 348,499,000.00	0.0001381	$ 48,127.71
Total Offering Amounts:						$ 348,499,000.00		$ 48,127.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 48,127.71
Offering Note
[1]	(1) (a) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional securities as reflected under the header "Amount Registered" as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions. (b) The amount reflected under the header "Proposed Maximum Offering Price Per Unit" is estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $32.57, which represents the average of the high and low prices per share of the Registrant's Common Stock on May 1, 2026, as reported on the Nasdaq Global Select Market. (c) As described in the Explanatory Note in this Registration Statement, the number of shares of Common Stock registered hereby under the header "Amount Registered" consists of 10,700,000 shares being registered under the Amended and Restated 2020 Equity Incentive Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources